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                                                                    EXHIBIT 12.2

                 IKON OFFICE SOLUTIONS, INC. AND SUBSIDIARIES
  RATIO OF EARNINGS TO FIXED CHARGES (EXCLUDING CAPTIVE FINANCE SUBSIDIARIES)
                            (dollars in thousands)

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                                                      Fiscal Year Ended September 30
                                         -----------------------------------------------------
                                            1998       1997       1996       1995       1994
                                         ---------  ---------  ---------  ---------  ---------
Earnings
   Income (loss) from continuing
    operations                          $ (140,552) $  85,897  $ 140,656  $ 100,539  $ (11,351)
   Add:
    Loss from unconsolidated affiliate                                                 117,158
    Provision for income taxes             (33,291)    65,931     85,512     63,938     32,904
    Fixed charges                           98,544     92,738     59,514     42,138     32,389
                                        ----------  ---------  ---------  ---------  ---------
   Earnings, as adjusted (A)            $  (75,299) $ 244,566  $ 285,682  $ 206,615  $ 171,100
                                        ==========  =========  =========  =========  =========


Fixed charges
   Other interest expense, including
    interest on capital leas            $   70,668  $  47,453  $  37,179  $  21,672  $  16,118
   Estimated interest component of
    rental expense                          27,876     26,584     22,335     20,466     16,271
   Prepayment penalties on early
    extinguishment of debt                             18,701
                                        ----------  ---------  ---------  ---------  ---------
   Total fixed charges    (B)           $   98,544  $  92,738  $  59,514  $  42,138  $  32,389
                                        ==========  =========  =========  =========  =========


Ratio of earnings to fixed charges
      (A) divided by (B)                      (0.8)(1)    2.6(2)     4.8(3)     4.9        5.3
                                              ====       ====       ====       ====       ====


(1) Excluding the effect of transformation costs and the loss from asset impairment, the ratio of earnings to fixed charges
    (excluding finance subsidiaries) for the fiscal year ended September 30, 1998 is .2.

(2) Excluding the effects of the transformation costs, the ratio of earnings to fixed charges (excluding finance subsidiaries)
    for the fiscal year ended September 30, 1997 is 4.0.

(3) Excluding the effects of the transformation costs, the ratio of earnings to fixed charges (excluding finance subsidiaries)
    for the fiscal year ended September 30, 1996 is 5.2.
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